Exhibit 8

Jonathan Harwell * Lin S. Howard * Ernest E. Hyne II Craig V. Gabbert, Jr. Mark Manner Glen Allen Civitts Glenn B. Rose John N. Popham IV	John M. Brittingham Susan V. Sidwell John F. Blackwood D. Alexander Fardon Michael R. Hill David Cox Curtis Capeling Barbara D. Holmes	Alix Coulter Cross Kris Kemp J. Greg Giffen Leslie B. Wilkinson, Jr.* David P. Cañas Wm. Jay Harrelson * Tracy M. Lujan Jonathan Stanley	Kenneth S. Byrd Jeffrey J. Miller J. David McDowell D. Matthew Foster Jacob A. Feldman Renee M. Bacon Michael J. Mills Lara A. Flatau * Of Counsel

May 28, 2010
National Health Investors, Inc.
222 Robert Rose Drive
Murfreesboro, TN 37129
Re:      Registration Statement on Form S-3
Gentlemen:
     We have acted as counsel to National Health Investors, Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission relating to the registration of an indeterminate amount of one or more series of (i) debt securities (the “Debt Securities”), (ii) shares of preferred stock, $.01 par value (the “Preferred Shares”), (iii) shares of common stock, $.01 par value per share (the “Common Shares and, together with the Debt Securities and the Preferred Shares, the “Securities”), all of which Securities may be offered and sold by the Company from time to time as set forth in the prospectus which forms a part of the Registration Statement (the “Prospectus”), and as to be set forth in one or more supplements to the Prospectus (each, a “Prospectus Supplement”).
     In connection with the Registration Statement, you have requested our opinion regarding:
     1. Whether the Company has operated in conformity with the requirements for qualification and taxation as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”) for the Company’s taxable year which began January 1, 2009 and ended December 31, 2009, whether the Company is organized in conformity with the requirements for qualification as a REIT under the Code, and whether the Company’s actual and proposed method of operation, as described in the Registration Statement, Prospectus and Certificates, has enabled it and will continue to enable it to meet the requirements for qualification and taxation as a REIT under the Code.
     2. Whether the discussion in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations” that describes applicable U.S. federal income tax law is correct in all material respects as of the date hereof.

315 Deaderick Street, Suite 1800 Nashville, Tennessee 37238-1800
phone 615-256-0500      fax 615-251-1059      www.h3gm.com

National Health Investors, Inc.
May 28, 2010 Page 2

     In rendering the opinion expressed herein, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Reviewed Documents”):
1.	the charter of the Company, filed with State Department of Assessments and Taxation of the State of Maryland, as amended and supplemented to the date hereof, and as in full force and effect on the date hereof (the “Charter”);

2.	the Bylaws of the Company, as in effect on the date hereof (the “Bylaws”);

3.	the Registration Statement; and

4.	such other documents we have deemed necessary or appropriate for purposes of this opinion.
     In addition, we have relied upon the factual representations made by the Company through certificates of officers of the Company, dated as of the date hereof (the “Officers’ Certificates”), executed by duly appointed officers of the Company, setting forth certain representations relating to the organization and operation of the Company and its subsidiaries.
     For purposes of our opinion, we have not made an independent investigation of the facts set forth in the documents we reviewed. We have assumed, with your consent, that all of the representations and statements of a factual nature set forth in the documents we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. We have also assumed that the Company qualified as a REIT under the Code at all times from July 24, 1991 through December 31, 2008. We have also assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made. Any representation or statement in any document upon which we rely that is made “to the best of our knowledge” or otherwise similarly qualified is assumed to be correct. Any alteration of such facts may adversely affect our opinion. Further, we note that the Company may engage in transactions in connection with which we have not provided legal advice, and have not reviewed, and of which we may be unaware. We have also relied on the Company’s representation that certain stockholders have complied with the terms and conditions of excepted holder agreements that limit the ownership interest of such stockholders (the “Excepted Holder Agreements”) as described in the Company’s definitive proxy statement on Schedule 14A as filed with the SEC on March 23, 2009 for the annual meeting of stockholders held on May 1, 2009. We have assumed and relied upon the Corporation’s representation that the only “Subsidiaries” of the Corporation as defined in the Registration Statement are NHI/REIT, Inc. and other wholly owned entities which are qualified REIT subsidiaries under the Code and partnerships or limited liability companies of which the Corporation and NHI/REIT, Inc. own all of the interests.

National Health Investors, Inc.
May 28, 2010 Page 3

     The opinion set forth in this letter is based on relevant provisions of the Code, the regulations promulgated thereunder by the U.S. Department of the Treasury (“Regulations”) administrative rulings and other administrative pronouncements issued by the Internal Revenue Service (“IRS”) and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. It should be noted that the Code and other statutes, Regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions. Furthermore, if the facts vary from those relied upon (including any representations, warranties, covenants or assumptions upon which we have relied are inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable.
     This opinion is based on the correctness of the assumption that the Company and its subsidiaries will each be operated in the manner described in the Charter, the Bylaws and the other organizational documents of each of its subsidiaries and all terms and provisions of such documents will be complied with by all parties thereto. We have not conducted any independent inquiry or review of the identity of the holders of outstanding shares of Common Stock of the Corporation or of the holders of common stock or preferred stock of National Healthcare Corporation (“NHC”), a tenant of the Corporation, or of the holders of ownership interests in any other tenant of the Corporation; and with respect to the ownership of the Corporation and its relationship to any tenant (including, without limitation, NHC), we have relied exclusively on the Officers’ Certificates.
     Based on the factual matters in the documents and assumptions set forth herein, the representations set forth in the Officer’s Certificate, the discussions in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations” (which are incorporated herein by reference), we are of the opinion that:
     (a) the Company has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for the Company’s taxable year which began January 1, 2009 and ended December 31, 2009, the Company is organized in conformity with the requirements for qualification as a REIT under the Code, and the Company’s actual and proposed method of operation, as described in the Registration Statement, Prospectus and Certificates, has enabled it and will continue to enable it to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2010, and in the future; and
     (b) the discussion in the Registration Statement under the heading “Material U.S. Federal Income Tax Considerations” that describes applicable U.S. federal income tax law is correct in all material respects as of the date hereof.
     We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

National Health Investors, Inc.
May 28, 2010 Page 4

     This opinion is limited to the matters specifically discussed herein, which are the only matters to which you have requested our opinion. Other than as expressly stated above, we express no opinion on any issue relating to the Company or to any investment therein. You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the IRS or that a court considering the issues would not hold otherwise.
     Also, any variation or difference in the facts from those set forth in the Registration Statement, the Prospectus or the Officers’ Certificates may affect the conclusions stated herein. As described in the Prospectus, the Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by us. Accordingly, no assurance can be given that the actual results of the Company’s operation for any particular taxable year will satisfy such requirements.
     This opinion is rendered by us at the request of the Company in connection with the offering of the Securities. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, and to the reference to this firm under the caption “Material U.S. Federal Income Tax Considerations” and “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.
Sincerely,
HARWELL HOWARD HYNE
GABBERT & MANNER, P.C.
/s/ Harwell Howard Hyne Gabbert & Manner, P.C.